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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 0-16839
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                           PEOPLES FIRST CORPORATION
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            (Exact name of registrant as specified in its charter)


         100 SOUTH 4TH STREET, PADUCAH, KENTUCKY  42002 (502) 441-1200
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                           NO PAR VALUE COMMON STOCK
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           (Title of each class of securities covered by this Form)


                                      NONE
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        (Title of all other classes of securities covered by this Form)

                                      NONE
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date:

NONE, FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S ACQUISITION BY UNION PLANTERS CORPORATION PURSUANT TO THE MERGER OF REGISTRANT WITH AND INTO UNION PLANTERS HOLDING CORPORATION, A WHOLLY OWNED SUBSIDIARY OF UNION PLANTERS CORPORATION.

        Pursuant to the requirements of the Securities Exchange Act of 1934, UNION PLANTERS HOLDING CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  July 1, 1998           By:    /s/ E. James House, Jr.
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                                      Name:   E. James House, Jr.
                                      Title:  Secretary of Union Planters
                                              Holding Corporation